                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.__)*

                            Sangamo Biosciences, Inc.
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    800677106
                                 --------------
                                 (CUSIP Number)

                                  May 22, 2000
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 800677106                    13G                     Page 2 of 7 Pages

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Stephens Group, Inc.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [ ]

      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Arkansas
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
          NUMBER OF
                                     2,000,000
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY             ------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
            EACH
                                     2,000,000
          REPORTING            ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
           PERSON
                                     -0-
            WITH
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,000,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      HC
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 800677106                    13G                     Page 3 of 7 Pages

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Stephens-Sangamo Biosciences, LLC
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [ ]

      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Arkansas
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
          NUMBER OF
                                     2,000,000
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     -0-
          OWNED BY             ------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
            EACH
                                     2,000,000
          REPORTING            ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
           PERSON
                                     -0-
            WITH
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,000,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      OO
--------------------------------------------------------------------------------

ITEM 1.

     (a)  Name of Issuer:

                Sangamo Biosciences, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

                501 Canal Boulevard,
                Suite A100 Richmond, CA 94804

ITEM 2.

     (a)  Name of Person Filing

                Stephens Group, Inc.
                Stephens-Sangamo Biosciences, LLC

     (b)  Address of Principal Business Office or, if none, Residence

                111 Center Street
                Little Rock, AR 72201

     (c)  Citizenship

                Arkansas

     (d)  Title of Class of Securities

                Common Stock

     (e)  CUSIP Number

                800677106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: NA

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o)

        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a - 8)

        (e) [ ] An investment adviser in accordance with
                Section 240.13d-1(b)(l)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with
                Section 240.13d 1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with
                Section 240.13d-1(b)(l)(ii)(G);
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        (h) [ ] A savings associations as defined in Section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) [ ] Group, in accordance with Section 240.13d-1(b)(l)(ii)(J).

ITEM 4. OWNERSHIP. PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN ITEM 1.

        (a) Amount beneficially owned: 2,000,000

        (b) Percent of class: 9.6%

        (c) Number of shares as to which the person has:

            (i) Sole power to vote or to direct the vote: 2,000,000

            (ii) Shared power to vote or to direct the vote: -0-

            (iii) Sole power to dispose or to direct the disposition of:
                  2,000,000

            (iv) Shared power to dispose or to direct the disposition of: -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.                        [ ]

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. NA

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Stephens-Sangamo Biosciences, LLC is an investment LLC of which Stephens Group, Inc. is the manager. Stephens Group, Inc. and the following individuals and entities are members of the LLC:

Warren A. Stephens Trust UID 9/30/87
Harriet Calhoun Stephens Trust UID 3/22/84
Warren A. Stephens Grantor Trust UID 9/30/87
Grandchild's Trust #2
Bess C. Stephens Family Trust UID 1/4/85
W. R. Stephens, Jr. Revocable Trust UID 2/19/93
W. R. Stephens, Jr. Children's Trust UID 3/1/95
MAM Holdings, International, Inc.

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Pamela Diane Stephens Trust One UID 4/10/92
Stephens Investment Partners III LLC
Jacoby Enterprises, Inc.
J and J Partners
Curtis F. Bradbury
Douglas H. Martin
Douglas H. Martin IRA
Martin Family Partnership III
C. Ray Gash IRA
Robert L. Schulte
K. Rick Turner
K. Rick Turner IRA
Robert Janes
Jackson Farrow Jr. IRA
William S. Walker
Gordon & Amanda Grender, jtwros
Andrew Stafford-Deitsch
Steve Goldman
Frank Lorge
Berry Summerour
Jason Zhang

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         NA

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NA

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NA

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  May 22, 2000
                                  -----------------------------------------
                                     Date

                                  /s/ DAVID A. KNIGHT
                                  -----------------------------------------
                                     Signature

                                  Executive Vice President, General Counsel
                                  -----------------------------------------
                                     Name/Title